Exhibit 99.1

TRANSDIGM ANNOUNCES THE ACQUISITION OF ACME AEROSPACE

Cleveland, Ohio, July 27, 2009 —TransDigm Group Incorporated (NYSE: TDG) announced today that it has acquired the stock of Acme Aerospace, Inc. (Acme) from a subsidiary of Actuant Corporation (NYSE: ATU) for approximately $40 million in cash. Acme supplies proprietary, highly engineered components to the commercial aerospace industry. Acme has annual revenues of approximately $18 million and employs approximately 90 people in its Tempe, Arizona facility.

Acme produces fibrous nickel cadmium (FNC) main ship batteries, battery chargers, battery back-up systems and power conversion equipment. The majority of the company’s revenues are attributable to the Boeing 777 program. Other platforms include a range of Boeing aircraft such as the B737, B747, B757, B767 and MD 90, the Apache helicopter, C-17, F-18 as well as certain regional and business jets. Over 80% of Acme’s sales are to commercial customers and approximately 60% of total sales come from the aftermarket.

W. Nicholas Howley, Chairman and CEO of TransDigm Group Incorporated, stated, “Acme’s line of proprietary highly engineered FNC batteries, battery chargers, and power conversion equipment complement TransDigm’s Avionic Instruments and MarathonNorco businesses. The large and growing fleet of Boeing 777 aircraft should allow this portion of the business to grow at above market rates. Additionally, the high proprietary content and significant aftermarket revenues fit well with TransDigm’s overall business strategy.”

TransDigm Group Incorporated, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electromechanical actuators and controls, ignition systems and components, gear pumps, specialized valves, engineered connectors, power conditioning devices, specialized fluorescent lighting and AC/DC electric motors, aircraft audio systems, engineered latches and cockpit security devices, lavatory hardware and components, hold open rods and locking devices, specialized cockpit displays, elastomers, NiCad batteries/chargers and starter generators and related components.

Actuant Corporation is a diversified industrial company whose businesses are market leaders in branded hydraulic and electrical tools and supplies, umbilical, rope and cable solutions as well as highly engineered position and motion control systems. Actuant is based in Butler, Wisconsin and trades on the NYSE under the symbol ATU.

CONTACT:

Sean Maroney

Investor Relations

216.706.2945

ir@transdigm.com